Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2020, with respect to the combined financial statements and schedule of NEWCO of Fortive Corporation in the Registration Statement (Form S-1) and related Prospectus of Vontier Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

February 14, 2020